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EXHIBIT 99.1

NEWS RELEASE

FOR RELEASE: Thursday, July 26, 2001; 8 AM Eastern

SCHULER HOMES, INC. TODAY ANNOUNCES REVENUES IN
EXCESS OF $315 MILLION, NET INCOME OF $16.9 MILLION, AND
EARNINGS PER SHARE OF $.40
FOR THE QUARTER ENDED JUNE 30, 2001

El Segundo, California—Schuler Homes, Inc. (NASDAQ: SHLR) today reported the following items:

    On April 3, 2001, the merger transaction between Schuler Homes, Inc. and Western Pacific Housing was successfully completed. As previously reported, in connection with the merger, the Company changed its fiscal year end to March 31. As such, the quarter ended June 30, 2001 was the first fiscal quarter for the newly-merged Company which includes the results of Western Pacific's operations. The comparisons to the same period in the prior year below are shown on a pro forma combined basis as if the merger had occurred at the beginning of that period.

Financial and Operating Highlights:

  •
  Revenues increase 29% to $315 million

  •
  Net income increases 37% to $16.9 million

  •
  Diluted earnings per share of $.40 compared to $.30

  •
  New orders for 1,409 homes, up 17%

  •
  Sales backlog of 1,970 homes, up 18%

  •
  Placement of $400 million of senior and senior subordinated notes

  •
  New $225 million senior credit facility

  •
  EBITDA increased by 17% to $45.3 million

    Schuler Homes recorded revenues of $315.2 million, primarily from the closings of 1,164 new homes during the quarter ended June 30, 2001, a 29.1% increase as compared to pro forma combined revenues of $244.2 million, primarily from the closings of 1,057 new homes during the quarter ended June 30, 2000. The average sales price was $274,000 for the quarter ended June 30, 2001, an increase from $240,000 during the quarter ended June 30, 2000. Net income after taxes during the quarter ended June 30, 2001 totaled $16.9 million (with diluted earnings of $0.40 per share), a 37.4% increase from pro forma combined net income of $12.3 million ($0.30 diluted earnings per share) during the same quarter in 2000. EBITDA (earnings before interest, taxes, depreciation and amortization) and EBITDA margin increased to $45.3 million and 14.4%, respectively, for the quarter ended June 30, 2001 from $33.6 million and 13.8%, respectively, for the quarter ended June 30, 2000.

    At June 30, 2001, the Company had 1,970 sales in backlog with an aggregate dollar value of $550.0 million, 79 active projects in the sales stage, and control of over 28,500 lots, approximately 50%

of which are under option. Cash and cash equivalents were approximately $42.4 million, total debt was approximately $580.5 million, and stockholders' equity totaled approximately $412.6 million at June 30, 2001.

    James K. Schuler, President, Chief Executive Officer and Co-Chairman, and Eugene Rosenfeld, Co-Chairman of the Board of Schuler Homes, Inc. commented, "We are very pleased with the results of our first quarter and with continued strength of new orders and backlog, all of which have exceeded our business plan objectives. With the successful closing of our $250 million senior note and $150 million senior subordinated note offerings in June 2001, along with the closing of our new $225 million senior unsecured revolving credit facility, the Company was able to pay off higher interest debt that was incurred by Western Pacific Housing and stands poised with a new capital structure that will enable it to be more competitive in the marketplace and implement our strategic initiatives. Management is committed to continued market expansion within existing markets with an emphasis on profitability and enhancement of shareholder value."

    Mr. Schuler and Mr. Rosenfeld continued, "Based on results to date, backlog, current market conditions and the currently anticipated timing of approvals, land development and construction, we are comfortable that fiscal 2002 net income from operations will surpass the results for the fiscal year ended March 31, 2001 by approximately 15%, the high end of our previously reported anticipated growth range. The first quarter results support this growth, as new orders during the quarter ended June 30, 2001 totaled 1,409, compared to new orders during the same quarter in 2000 on a combined pro forma basis of 1,207, an increase of 16.7%. As a result, our backlog of 1,970 units at June 30, 2001 is approximately 18% higher than our backlog of 1,670 units at June 30, 2000.

    The reduction in average sales price, from $313,000 in the quarter ended March 31, 2001 to $274,000 for the current quarter, reflects a shift in strategy by our California divisions to focus more on entry level and first-time move-up buyers. For the year, however, we estimate that the average sales price for homes closed will approximate $280,000.

    In addition to the increased profit from operations, our per share earnings will further be enhanced through the redemption of our convertible debentures, expected to be completed during our second quarter. The closing of the senior and senior subordinated notes transactions provided us with the liquidity to redeem the convertible debentures, which will result in a reduction of the shares which are used to calculate diluted earnings per share. We expect this transaction to improve diluted fiscal year earnings by approximately $.05 per share.

    Also, due to a recent accounting pronouncement, we will not be required to amortize goodwill going forward, but we will be required to annually evaluate goodwill for impairment. We expect this change to result in an additional increase to our annual earnings of approximately $.09 per share, as compared to previously provided pro forma combined results."

    Historically, the Company has recorded a substantial portion of its closings of new homes during the latter half, and in particular, the last quarter, of its fiscal year. While over time, the Company looks to maintain a more even level of operations throughout its fiscal year, it anticipates fiscal year ending March 31, 2002 closings of new homes to also be weighted to the last half of the year with a significant number of closings anticipated during the last quarter.

    A conference call to discuss the financial results for the quarter ended June 30, 2001 is scheduled for Thursday, July 26, 2001 at 3:00 PM EDT and will be hosted by James K. Schuler, Co-Chairman, President and Chief Executive Officer, Craig Manchester, Executive Vice President and Chief Operating Officer, and Thomas Connelly, Senior Vice President and Chief Financial Officer. The call is open to all interested parties. The dial-in number is (800) 949-0705. The international dial-in number is (719) 457-2637. The passcode to access the call is 552799. The call will also be broadcast live over the Internet and can be accessed via the Company's web site www.schulerhomes.com (Financial News and

Information-Earnings Conference Call) or www.streetfusion.com. For those who are not available to listen to the live broadcast, a replay will be available through August 2, 2001 by dialing (888) 203-1112 or (719) 457-0820 (passcode: 552799), and the call will be archived for access on the web site www.schulerhomes.com.

    Schuler Homes, Inc. designs, builds and markets single-family residences, townhomes, and condominiums primarily to entry-level and first-time and, to a lesser extent, second-time move-up buyers in strong western suburban markets. The Company is among the top fifteen builders in the country and is among the top five builders in California, Colorado, Hawaii, Washington, and Oregon with a growing presence in Arizona.

    This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include but are not limited to statements regarding: anticipated results and business strategies for fiscal 2002, average sales price for homes closed during fiscal 2002, per share earnings, orders and backlog. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast, that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in general economic conditions, the market for homes generally and in areas where the company has developments, the availability and cost of land suitable for residential development, materials prices, labor costs, interest rates, consumer confidence, competition, environmental factors and government regulations affecting the Company's operations. See the Company's Annual Report on Form 10-K for the year ended March 31, 2001, and other materials filed with the Securities and Exchange Commission for further discussion of these and other risks and uncertainties applicable to the Company's business. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

For Further Information:

Thomas Connelly	Senior Vice President & CFO	(310) 648-7200

SCHULE HOMES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended June 30,
	2001	2000(1)
	(in 000s, except per share data)
Revenues	$315,230	$244,218
Cost of sales	249,435	191,596

Gross profit	65,795	52,622
Selling, general and administrative expenses	36,853	29,036

Operating income	28,942	23,586
Interest and other income (expense), net	(34)	(2,707)

Income before minority interests in income of consolidated joint ventures and provision for income taxes	28,908	20,879
Minority interests in income of consolidated joint ventures	(847)	(944)

Income before provision for income taxes	28,061	19,935
Provision for income taxes	11,194	7,683

Net income	$16,867	$12,252

Net income per share:
Basic(2)	$0.42	$0.30

Diluted(3)	$0.40	$0.30

(1)
June 2000 results are shown on a pro forma combined basis to include Western Pacific Housing, which merged with Schuler Homes on April 3, 2001.

(2)
Basic net income per share was computed using weighted average number of shares of 40, 436,247 for the three months ended June 30, 2001 and 40, 267,376 for the three months ended June 30, 2000.

(3)
Diluted net income per share for the three month periods ended June 30, 2001 and 2000 was computed by adding to net income the interest expense applicable to convertible subordinated debentures of $570,000 and $720,000, respectively. Weighted average number of shares used to compute diluted EPS for 2001 and 2000 were 43,680,179 and 42,901,366, respectively.

SCHULER HOMES, INC.
Including all joint venture activity
$ in thousands

New Home Orders:

	Three Months Ended June 30,
	2001	2000
Southern California	500	336
Northern California	323	240
Colorado	363	346
Hawaii	92	105
Washington	70	82
Oregon	31	98
Arizona	30	—

Total	1,409	1,207

Home Closings:

	Three Months Ended June 30,
	2001	2000
Southern California	345	205
Northern California	246	148
Colorado	347	441
Hawaii	88	93
Washington	70	100
Oregon	60	70
Arizona	8	—

Total	1,164	1,057

Backlog(1):

	At June 30,
	2001		2000
	Homes	Sales Value	Homes	Sales Value
Southern California	573	$156,571	445	$145,186
Northern California	461	163,408	383	125,819
Colorado	601	133,608	551	114,437
Hawaii	149	44,567	99	24,871
Washington	95	30,695	119	35,115
Oregon	38	7,983	73	10,245
Arizona	53	13,122	—	—

Total	1,970	$549,954	1,670	$455,673

(1)
Backlog represents homes subject to pending sales contracts, some of which are subject to contingencies, including mortgage loan approval, the sale of existing homes by customers and government project approvals and, accordingly, no assurances can be made that homes in backlog will result in actual closings.

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